EXHIBIT 4.9

THIRD OMNIBUS AMENDMENT

This Third Omnibus Amendment, dated October 15, 2007, by and between ON THE GO HEALTHCARE, INC., a Delaware Corporation (the "Company"), and Laurus Master Fund, Ltd., a Cayman Islands company ("Laurus", and together with the undersigned assignees of Laurus, collectively, the "Purchaser"), amends (i) that certain Secured Convertible Minimum Borrowing Note, dated July 14, 2005 by the Company in favor of Purchaser in the aggregate principal amount of $2,500,000 (as amended, restated, modified or supplemented from time to time, the "Minimum Borrowing Note") issued pursuant to the terms of the Security and Purchase Agreement, dated July 14, 2005 between the Company and the Purchaser (as amended, restated, modified or supplemented from time to time, the "Purchase Agreement") issued pursuant to the terms of the Purchase Agreement. The Purchase Agreement, together with the Minimum Borrowing Note and the other Ancillary Documents referred to in the Purchase Agreement, are herein referred to as the "Loan Documents." Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

PREAMBLE

WHEREAS, pursuant to the terms of the Purchase Agreement, the Company issued and sold the Minimum Borrowing Note to Purchaser; and

WHEREAS, the Purchaser and the Company desire to amend the transactions contemplated by the Purchase Agreement and the Minimum Borrowing Note.

NOW, THEREFORE, in consideration of the covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Minimum Borrowing Note.  Section 3.1 of the Minimum Borrowing
   Note is hereby amended by deleting the last two sentences appearing therein in its entirety and inserting the following new sentence in lieu thereof:

   "For purposes hereof, subject to Section 3.6 hereof, the initial "Fixed Conversion Price" means: (a) with respect to the first $250,000 of principal converted hereunder after October 15, 2007, the price equal to eighty percent (80%) of the average of the five (5) lowest closing prices of the Common Stock during the ten (10) trading days immediately prior to the date of such conversion; provided, however, that the Fixed Conversion Price applicable to such conversion shall not be less than $0.001 (subject to adjustments as provided herein) and (b) with respect to the remainder of principal and interest converted hereunder after the conversion described in clause (a) above, $1.02. The shares of Common Stock to be issued upon such conversion are herein referred to as the "Conversion Shares")."

2. The Company hereby agrees to cover any and all expense related to the issuance of a legal opinion issued for the benefit of the Company's transfer agent, if required, so that Purchaser may sell the common stock issued by the Company upon conversion of the Notes pursuant to Rule 144(k). Purchaser acknowledges that the Company will not amend the Registration Statement and the Purchaser may not sell the common stock issued by the Company upon conversion of the Minimum Borrowing Note pursuant to the Registration Statement. However, this paragraph will not apply to the common stock issuable upon exercise of the warrants described in the Registration Statement.

3. The Purchaser acknowledges that the reduction in Fixed Conversion Price described in paragraph 1 above will require the Company to issue more shares of Common Stock than first contemplated in the Minimum Borrowing Note.

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4. Additionally, the Purchaser and the Company agree that such reduction in price does not trigger any clause in the Minimum Borrowing Note or any other agreement between the Purchaser and the Company to reduce the Fixed Conversion Price or Exercise Price of any other security.

5. The Purchaser agrees that such reduction in the Fixed Conversion Price set forth in paragraph 1 above and the subsequent issuance of shares of Common Stock upon conversion of the Minimum Borrowing Note will not trigger a default under any agreement between the Purchaser and the Company.

6. The amendments set forth above shall be effective as of the date first above written (the "Amendment Effective Date") on the date when each of the Company and the Purchaser shall have executed and the Company shall have delivered to Purchaser its respective counterpart to this Amendment.

7. Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

8. The Company hereby represents and warrants to the Purchaser that (i) no Event of Default (as defined in the Purchase Agreement) exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by the Company in connection with the Loan Documents are true, correct and complete and (iii) on the date hereof, all of the Company's and its Subsidiaries' covenant requirements have been met.

9. From and after the Amendment Effective Date, all references in the Loan Documents shall be deemed to be references to the Loan Documents, as the case may be, as modified hereby.

10.This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.


IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.


COMPANY:                                PURCHASER:

ON THE GO HEALTHCARE, INC.              LAURUS MASTER FUND, LTD.

                                        BY: LAURUS CAPITAL MANAGEMENT, LLC,
                                        ITS INVESTMENT MANAGER


By:     /s/ Stuart Turk                 By:     /s/ Scott Bluestein
--------------------------------        -----------------------------------
Name:   Stuart Turk                     Name:   Scott Bluestein
Title:  Chief Executive Officer         Title:  Senior Managing Director


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